Exhibit 4.1

JOINDER AGREEMENT

To:	The Bank of Nova Scotia as Administrative Agent and as Security Trustee

From:	The financial institutions listed in Schedule 1 hereto (the “Additional Term B-3A Facility Lenders”)

Date:    July 24, 2017

Re:	Increase to Total Term B-3 Loan Commitments under the Credit Agreement (as defined below)

1.	As used in this joinder agreement (this “Joinder Agreement”), the following terms shall have the meanings set forth below:
“Additional Term B-3A Facility Availability Period” means, in relation to the Additional Term B-3A Facility, the period from and including the Additional Term B-3A Facility Effective Date through to (and including) the date that is forty-five (45) Business Days following the Additional Term B-3A Facility Effective Date or such other date agreed between the Original Co-Borrower and the Additional Term B-3A Facility Lenders.
“Additional Term B-3A Facility” means the $700,000,000 term loan facility made available under this Joinder Agreement, as the same may be increased under paragraph 20 below.
“Additional Term B-3A Facility Effective Date” means the date on which the Administrative Agent provides the notice specified in paragraph 3 below.
“Additional Term B-3A Facility Fee Letter” means the fee letter dated as of July 17, 2017, as amended on July 24, 2017, among the Mandated Lead Arrangers (as defined therein) and the Underwriters (as defined therein) and acknowledged and agreed by Sable Holding Limited.
“Additional Term B-3A Facility Funding Date” means each date on which an Additional Term B-3A Loan is advanced.
“Additional Term B-3A Loan” means each Loan made by the Additional Term B-3A Facility Lenders under the Additional Term B-3A Facility on the relevant Additional Term B-3A Facility Funding Date.
“Credit Agreement” means the credit agreement originally dated as of May 16, 2016, as amended and restated on May 26, 2017, and as may be further amended, restated, extended, supplemented or otherwise modified in writing from time to time, between, among others, Sable International Finance Limited, an exempted company incorporated under the laws of the Cayman Islands, and Coral-US Co-Borrower LLC, a limited liability company organized under the laws of Delaware, as Initial Borrowers, the other Borrowers and Guarantors party thereto from time to time, The Bank of Nova Scotia as Administrative Agent, each Lender from time to time party thereto, The Bank of Nova Scotia as L/C Issuer and Swing Line Lender, and FirstCaribbean International Bank (Bahamas) Limited, BNP Paribas Fortis SA/NV and Royal Bank of Canada as Alternative L/C Issuers.
“Existing Interest Period” means the Interest Period in effect with respect to the Term B-3 Loan on the first Additional Term B-3A Facility Funding Date.

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“Parties” means the Original Co-Borrower, the Guarantors, the Administrative Agent, the Security Trustee and the Additional Term B-3A Facility Lenders.
All other terms not defined above, which are defined in the Credit Agreement, shall have the same meaning in this Joinder Agreement, unless specified otherwise.

2.
We refer to Section 2.14(q) (Additional Facilities) of the Credit Agreement. Subject to the terms and conditions set forth herein, this Joinder Agreement gives effect, pursuant to Section 2.14(q) (Additional Facilities) of the Credit Agreement, to an Increase to the Facility under which the Term B-3 Loan has been made.

3.
The Administrative Agent shall, as soon as reasonably practicable, notify each Additional Term B-3A Facility Lender once it has received all of the documents and evidence set out in Schedule 3 hereto (Conditions Precedent to Additional Term B-3A Facility Effective Date) in form and substance satisfactory to the Administrative Agent (acting reasonably).

4.
Each Additional Term B-3A Facility Lender agrees that immediately following, and conditional upon, the occurrence of the Additional Term B-3A Facility Effective Date in accordance with paragraph 3 above, the following transactions shall occur automatically and without the need for any further action on behalf of any Party:

(a)	it shall become a party to and be bound by the terms of the Credit Agreement as a Lender in accordance with Section 2.14(q) (Additional Facilities); and

(b)	it shall be subject to the terms of the applicable Intercreditor Agreement.

5.	The Additional Facility Commitment of each Additional Term B-3A Facility Lender is set forth in Schedule 1 to this Joinder Agreement (the “Additional Term B-3A Facility Commitment”).

6.
The Maturity Date in respect of the Additional Term B-3A Loans is: January 31, 2025 (the “Maturity Date”). The Additional Term B-3A Loans are non-amortizing and shall be repaid in full on the Maturity Date.

7.
The Applicable Rate in relation to the Additional Term B-3A Facility is: (i) for Eurocurrency Rate Loans, 3.50% and (ii) for Base Rate Loans, 2.50%.The Eurocurrency Rate with respect to the Additional Term B-3A Facility shall not be less than 0.00% per annum. In respect of the first Interest Period only, the Eurocurrency Rate shall mean the Eurocurrency Rate as determined in respect of the Existing Interest Period.

8.	[Reserved].

9.	The Borrower in relation to the Additional Term B-3A Loans is the Original Co-Borrower.

10.
The execution by the Loan Parties of this Joinder Agreement shall constitute confirmation by each Guarantor that (i) entry into this Joinder Agreement is permitted by the Guaranty and each Collateral Document; (ii) its obligations under the Guaranty and each Collateral Document shall extend to the total of the Additional Term B-3A Facility Commitment as specified in this Joinder Agreement and shall be owed to each Secured Party, including the Additional Term B-3A Facility Lenders, but otherwise shall remain in full force and effect and continue unaffected; and (iii) all liabilities and obligations owed by the Loan Parties under the Credit Agreement, this Joinder Agreement and the other Loan Documents are:

(a)	Secured Liabilities as defined in and for the purposes of each Collateral Document to which it is a party; and

(b)	Secured Debt as defined in and for the purposes of the applicable Intercreditor Agreement.

11.
Each Additional Term B-3A Facility Lender shall be entitled to share in the Collateral in accordance with the applicable Intercreditor Agreement and the Collateral Documents pari passu with the Lenders under the other Facilities.

12.	Each Additional Term B-3A Lender hereby confirms to each Lender, the Administrative Agent and the Security Trustee that:

(a)
it has made its own independent investigation and assessment of the financial condition and affairs of each Loan Party and its related entities in connection with its participation in the Credit Agreement and has not relied on any information provided to it by a Lender, the Administrative Agent or the Security Trustee in connection with any Loan Document; and

(b)
it will continue to make its own independent appraisal of the creditworthiness of each Loan Party and its related entities while any amount is or may be outstanding under the Credit Agreement or any Additional Facility Term B-3A Commitment is in force.

13.
The Facility Office and address for notices of each Additional Term B-3A Facility Lender for the purposes of Section 10.02 (Notices and Other Communications; Facsimile Copies) of the Credit Agreement is as set forth on Schedule 2 to this Joinder Agreement.

14.
The Additional Term B-3A Loans shall constitute an increase of the Term B-3 Loan in accordance with Section 2.14(q) of the Credit Agreement and shall be deemed to be a Term B-3 Loan and an Initial Term Loan for all purposes under the Credit Agreement, including, without limitation, with respect to voluntary prepayments and mandatory prepayments.

15.
The proceeds of the Additional Term B-3A Loans shall be used for general corporate purposes and/or ongoing working capital requirements of the Restricted Group, including, without limitation, the redemption, refinancing, repayment or prepayment of certain existing Indebtedness of the Restricted Group and (ii) payment of any fees, costs, expenses and other amounts in connection with the Additional Term B-3A Facility, any such refinancing or other transactions related thereto.

16.	The Additional Term B-3A Facility Commitments shall be immediately cancelled at the end of the Additional Term B-3A Facility Availability Period.

17.
The obligation of each Additional Term B-3A Facility Lender to fund its Additional Term B-3A Facility Commitment is subject to satisfaction, or waiver by the Administrative Agent (acting on the instructions of the Additional Term B-3A Facility Lenders), of the conditions set out in Schedule 4 (Conditions Precedent to funding of the Additional Term B-3A Loans). The Administrative Agent shall, as soon as reasonably practicable, notify each Additional Term B-3A Facility Lender of the satisfaction or waiver thereof.

18.
The Additional Term B-3A Facility may be drawn in one or more drawings, provided that a Committed Loan Notice for each such drawing is delivered to the Administrative Agent within the Additional Term B-3A Facility Availability Period.

19.
Each Additional Term B-3A Loan shall be a Eurocurrency Rate Loan, and the first Interest Period to apply to an Additional Term B-3A Loan will be the period commencing on the relevant Additional Term B-3A Facility Funding Date and ending on the last day of the Existing Interest Period. On the last day of the Existing Interest Period, the Additional Term B-3A Loans shall be consolidated with the Term B-3 Loan, and the Additional Term B-3A Loans and the Term B-3 Loan shall then be treated as one Loan, and accordingly, the Additional Term B-3A Loans and the Term B-3 Loan will be treated as a single Class of the same Type and having the same Interest Period for all purposes under the Credit Agreement.

20.
The Additional Term B-3A Facility may be increased by any amount by the execution by any Lender or Additional Lender of one or more Additional Facility Joinder Agreements in substantially the form of this Joinder Agreement (with the same Maturity Date and Applicable Rate as specified in this Joinder Agreement); provided, however, that no such increase shall be permitted if the Incurrence of the Indebtedness represented thereby would not otherwise be permitted under Section 2.14 and Annex II of the Credit Agreement. Following any such increase, references to Additional Term B-3A Facility Lender and Additional Term B-3A Loans shall include Lenders and Loans made under any such Additional Facility Joinder Agreement.

21.	The Original Co-Borrower or the Original Borrower shall pay to the Additional Term B-3A Facility Lenders the fees set forth in the Additional Term B-3A Facility Fee Letter.

22.	This Joinder Agreement is an Additional Facility Joinder Agreement for the purposes of the Credit Agreement.

23.	[Reserved].

24.	This Joinder Agreement shall be construed in accordance with and governed by the laws of the State of New York.

25.	This Joinder Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

26.
This Joinder Agreement may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page to this Joinder Agreement by “.pdf” or other electronic means shall be effective as delivery of an original executed counterpart of this Joinder Agreement.

27.
This Joinder Agreement shall be subject to the provisions of Sections 10.15 (Governing Law; Forum; Process Agent) and 10.16 (Waiver of Right to Trial by Jury) of the Credit Agreement, each of which is incorporated by reference herein, mutatis mutandis.

28.
If any provision of this Joinder Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Joinder Agreement shall not be affected or impaired thereby and (b) the Parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

29.
This Joinder Agreement, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties hereto with respect to the subject matter hereof. Except as expressly set forth herein, this Joinder Agreement shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of any party under, the Credit Agreement, nor alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

30.
Notwithstanding any other term of any Loan Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Loan Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Loan Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.
For the purposes of this paragraph 30:
“Bail-In Action” means the exercise of any Write-down and Conversion Powers.
“Bail-In Legislation” means:

(a)
in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)	in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.
“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.
“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.
“Write-down and Conversion Powers” means:

(a)
in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)	in relation to any other applicable Bail-In Legislation:

(i)
any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.

[Signature pages follow]

THE BANK OF NOVA SCOTIA, as Additional Term B-3 Facility Lender

By:     Authorized Signatory

Title:     Director

Authorized Signatory

Managing Director

[Signature Page to Additional Facility Joinder Agreement]

THE BANK OF NOVA SCOTIA
as Administrative Agent

By:     Authorized Signatory

Title:     Director

Authorized Signatory

Managing Director

[Signature Page to Additional Facility Joinder Agreement]

THE BANK OF NOVA SCOTIA
as Security Trustee

By:     Authorized Signatory

Title:     Director

Authorized Signatory

Managing Director

[Signature Page to Additional Facility Joinder Agreement]

CORAL-US CO-BORROWER LLC
as the Borrower and Guarantor

By:    Authorized Signatory
Title:    Managing Director

[Signature Page to Additional Facility Joinder Agreement]

SABLE INTERNATIONAL FINANCE LIMITED
as a Guarantor

By:    Authorized Signatory
Title:    Deputy General Counsel

[Signature Page to Additional Facility Joinder Agreement]

CABLE & WIRELESS LIMITED
as the Company and Guarantor

By:    Authorized Signatory
Title:    Director

[Signature Page to Additional Facility Joinder Agreement]

CWIGROUP LIMITED
as a Guarantor

By:    Authorized Signatory
Title:    Director

[Signature Page to Additional Facility Joinder Agreement]

CABLE AND WIRELESS (WEST INDIES) LIMITED
as a Guarantor

By:    Authorized Signatory
Title:    Director

[Signature Page to Additional Facility Joinder Agreement]

SABLE HOLDING LIMITED
as a Guarantor

By:    Authorized Signatory
Title:    Director

[Signature Page to Additional Facility Joinder Agreement]

CABLE & WIRELESS COMMUNICATIONS LIMITED
as a Guarantor

By:    Authorized Signatory
Title:    Deputy General Counsel

SCHEDULE 1
ADDITIONAL TERM B-3A FACILITY LENDERS AND ADDITIONAL TERM B-3A FACILITY COMMITMENTS

Additional Term B-3A Facility Lender	Additional Term B-3A Facility Commitments
The Bank of Nova Scotia	$700,000,000

SCHEDULE 2

FACILITY OFFICE AND ADDRESS FOR NOTICES OF ADDITIONAL TERM B-3A FACILITY LENDERS

ADMINISTRATIVE AGENT:
Administrative Agent’s Office

Agent Name	The Bank of Nova Scotia, London
Address:	201 Bishopsgate, 6th Floor London, EC2M 3NS
Attn:	BNS London Loan Ops gwsloanops.uk@scotiabank.com
Phone:	44 207 826 5660
Fax:	44 207 826 5666

ADDITIONAL TERM B-3A FACILITY LENDERS:
The Bank of Nova Scotia

Address:	201 Bishopsgate, 6th Floor London, EC2M 3NS
Attn:	BNS London Loan Ops gwsloanops.uk@scotiabank.com
Phone:	44 207 826 5660
Fax:	44 207 826 5666

SCHEDULE 3

CONDITIONS PRECEDENT TO ADDITIONAL TERM B-3A FACILITY EFFECTIVE DATE

1.	Execution and delivery of this Joinder Agreement by each Loan Party.

2.
Execution and delivery of the Additional Term B-3A Facility Fee Letter by the Mandated Lead Arrangers (as defined therein) and the Underwriters (as defined therein) and acknowledged and agreed by Sable Holding Limited.

3.
Such certified Organization Documents, certificates of good standing (to the extent such concept exists) from the applicable secretary of state of the state of organization of each Loan Party, certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent (acting on the instructions of the Additional Term B-3A Facility Lender) may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Joinder Agreement and the other Loan Documents to which that Loan Party is a party.

4.	An opinion from Ropes & Gray International LLP, Delaware and New York counsel to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent.

5.	An opinion from Ropes & Gray International LLP, English law counsel to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent.

6.	An opinion from Maples and Calder, Cayman law counsel to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent.

SCHEDULE 4

CONDITIONS PRECEDENT TO FUNDING OF THE ADDITIONAL TERM B-3A LOANS

1.
The Administrative Agent shall have received a duly executed irrevocable Committed Loan Notice in respect of the relevant Additional Term B-3A Loan in accordance with the terms of Section 2.02 of the Credit Agreement.

2.	The other conditions set forth in Section 4.03(a) and (b) of the Credit Agreement shall have been satisfied.

3.	Execution and delivery of an accession deed to the Existing Intercreditor Agreement by each Additional Term B-3A Facility Lender and accepted by the Security Trustee.

[Signature Page to Additional Facility Joinder Agreement]